Exhibit 10.9

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is dated as of February 1, 2023, the “Effective Date”), by and between Spinal Stabilization Technologies, LLC, a Texas corporation (“Company”), and Frank M Phillips MD (“Consultant”).

WHEREAS, Company is a medical technology company that seeks to improve healthcare via nucleus replacement surgery with cutting edge technologies that solve unmet clinical needs and, in connection therewith, consults with licensed medical professionals for assistance in a variety of areas in order to improve surgical outcomes;

WHEREAS, Consultant has the appropriate expertise and qualifications to consult with Company regarding certain of its products and technology;

WHEREAS, Company and Consultant wish to enter into this Agreement, to, among other things, formalize and establish a consulting arrangement whereby Consultant agrees to provide additional and on-going, long-term consulting services to Company.

NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM; SERVICES.

(a) Company hereby engages Consultant, and Consultant accepts such engagement, to provide Services (as defined below) to Company for a period of three (3) years from and after the Effective Date hereof (as such period may be earlier terminated in accordance with the terms of this Agreement, the “Term”).

(b) During the Term, Consultant shall provide the services (the “Services”) set forth on the Scope(s) of Work (each, an “SOW”) entered into under this Agreement mutually agreed upon from the Effective Date forward by the parties. Consultant agrees that all Services under this Agreement shall be performed exclusively by Consultant unless otherwise agreed in writing by Company.

(c) The initial SOW is attached hereto as EXHIBIT A-1, and, as additional Services may be requested of Consultant by Company, such additional Services will be documented by additional SOWs to be acknowledged by Company and Consultant. Each SOW shall be deemed a part of this Agreement and subject to the same terms and conditions set forth herein. For purposes of clarity, any reference to “Agreement” herein shall be interpreted to include this Agreement and any applicable SOW. In addition to describing the Services of a respective engagement by Company of Consultant, each SOW may also contain certain terms and conditions applicable with respect to each such engagement.

(d) In performing the Services under this Agreement, Consultant shall report and be responsible to Mark Novotny and such other employee designated in the applicable SOW and/or such other person(s) as may be subsequently designated by Company (the “Company Designee(s)”).

(e) Consultant shall provide all Services in a professional, skilled, and efficient manner, consistent with pertinent industry standards. Consultant shall also use commercially reasonable efforts and such working time and energy as may be required for the satisfactory performance of the Services in accordance with Company’s requests and instructions.

2.	CONSIDERATION.

(a) As compensation for the provision of all Services provided hereunder by Consultant as well as consideration for Consultant’s assignment to Company of all worldwide right, title and interest in and to all Developments pursuant to Section 8 hereof, Company agrees to provide compensation as set forth in each SOW.

(b) Compensation. Company will pay Frank Phillips, MD at the hourly rate of six hundred fifty ($650) for each hour up to a total of ten (10) hours monthly. Any hours beyond ten (10) hours in a twenty-four-hour period shall be billed as a flat daily rate of five thousand two hundred dollars ($5,200) during which the Consultant has provided Services pursuant to this Agreement and for which the Consultant has provided documentation to Company pursuant to this Agreement to support the time worked in performance of Services. Payment will be made in arrears on a quarterly basis, and are estimated not to exceed a total of six thousand five hundred dollars ($6,500) per month and seventy-eight thousand dollars ($78,000) during the Initial Term or any pro-rated Renewal Term of this Agreement. Payment of the above compensation is subject to the provisions of this Agreement and no payment will be made for any hours worked for which Consultant has not provided documentation to Company of such Services.

a. Expenses. Physician shall be reimbursed for pre-approved, reasonable travel expenses (e.g., hotel, flight, ground transportation, meals) in accordance with Company’s policies and procedures, which are subject to change from time to time. Company reserves the right to condition reimbursement on Physician completion of any documentation and submission of any proof of expense that Company may reasonably require.

(c) Company shall report the Consideration paid to Consultant and/or Consultant’s ownership interest in the Company as required by federal and state transparency laws, including, without limitation, the Federal Physician Payments Sunshine Act.

3.	RELATIONSHIP OF PARTIES; COMPLIANT PROVISION OF SERVICES.

(a) Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. As an independent contractor, Consultant acknowledges that Company will not be responsible for Consultant’s acts while performing the Services, whether on Company’s premises or elsewhere, and Consultant will not have authority to speak for, represent, or obligate Company in any way. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Consultant will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by an authorized officer or employee of Company. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. In addition, Company shall not provide any insurance coverage of any kind for Consultant.

(b) Consultant represents and warrants that Consultant has the requisite expertise, ability, and legal right to provide the Services and will perform the Services in an efficient manner and in accordance with the terms of this Agreement. Consultant warrants that Consultant will abide by all laws, rules, and regulations that apply to the performance of the Services and will comply with all of Company’s policies and procedures with respect to appropriate conduct, including, without limitation, federal and state anti-fraud and anti-kickback laws, the Federal Food, Drug, and Cosmetic Act, and any law, order, or regulatory provision related to the advertising and promotion of medical device products and/or Company’s policies and procedures relating to those laws, including, without limitation, Company’s policy against the improper promotion of products with off-label information and Company’s policy prohibiting offers or solicitation of kickbacks. In addition, Consultant agrees to undergo and certify to any compliance-related training required by Company and shall maintain the high standards of ethics and integrity by which Company conducts business. Consultant shall have the right to control the performance of the Services, as the result of the work is the primary factor bargained for in this consultancy, and not the manner, method or means by which the result is obtained.

4.	CONFIDENTIALITY.

(a) During discussions leading up to this Agreement and during the course of providing the Services, it is anticipated that Consultant will learn confidential and/or proprietary information of Company. Consultant will keep confidential and not use, except in connection with the performance of the Services hereunder, any and all information provided to Consultant by Company and/or developed by Consultant while performing Services, including, without limitation, information concerning Company’s products, customers, product pricing, and technical know-how, unless and until Company consents to disclosure in writing, or unless such information otherwise was previously known by Consultant, as documented by Consultant in writing, or becomes generally available to the public through no fault of Consultant. Consultant further represents that any and all information disclosed to Company, or used for the benefit of Company, by Consultant does not and will not include any confidential, trade secret, or proprietary information of others. Except as required by Consultant Disclosure Obligations (as defined below), Consultant will not disclose to others, without Company’s written consent, any of the terms or conditions of this Agreement. The foregoing obligations of nonuse and confidentiality shall survive the expiration or termination of this Agreement. Upon termination of the Services set forth on an applicable SOW, Consultant will return to Company all copies of drawings, specifications, manuals, and other printed or reproduced material (including information stored on machine readable media) provided to Consultant by Company or developed by Consultant during the performance of Services under this Agreement. In the event of a breach or threatened breach by Consultant of any of the provisions hereof, Consultant hereby consents and agrees that Company shall be entitled to pre-judgment injunctive relief or similar equitable relief to restrain Consultant from committing or continuing any such breach or threatened breach.

(b) Consultant acknowledges that (i) any Company information being furnished hereunder may contain material, non-public information regarding Company or its business partners, and (ii) United States securities laws may prohibit any persons who have material, non-public information regarding Company or its business partners from purchasing or selling securities of Company in reliance upon such information, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities of Company or its business partners in reliance upon such information.

5.	CONFLICTS OF INTEREST.

Consultant represents that Consultant has no relationships with any third party, including any Competitor, which does or could present a conflict of interest with the Services, which results in Competition, or which does or could prevent Consultant from carrying out the terms of this Agreement. Consultant has informed Company of all existing agreements with Competitors and agrees to terminate all such agreements and arrangements with Competitors to the extent they require Consultant to engage in activities that would constitute Competition (“Competitor Agreements”). However, Consultant may continue to receive payments and perform services under Competitor Agreements with respect to intellectual property developed prior to the Effective Date of this Agreement and derivative works thereof. In addition, in the event Consultant’s relationship with Company hereunder creates a conflict of interest between Consultant and a third party (whether as of the Effective Date or during the Term of this Agreement), Consultant acknowledges and agrees that it shall be Consultant’s obligation to inform any such third party of such conflict of interest to the extent disclosure is required and to take such actions as may be reasonably required to manage such conflict of interest.

6.	DISCLOSURES TO THIRD-PARTIES.

(a) Notwithstanding the confidentiality obligations contained in this Agreement, including but not limited to those set forth in Section 4, Consultant may have obligations to disclose information regarding the existence of this Agreement and the terms hereof and/or any payment made hereunder (“Consultant Disclosure Obligations”) pursuant to (i) federal, state or local laws, rules or regulations, (ii) requirements of, or obligations to, hospitals, academic institutions, professional organizations, or other entities relating to conflicts of interests, or (iii) other obligations Consultant has to disclose potential conflicts of interest created by Consultant’s relationship with Company hereunder to third parties, including patients or employers. Consultant acknowledges and agrees that Consultant is solely responsible for identifying and complying with such Consultant Disclosure Obligations.

(b) Company may have obligations to disclose information regarding the existence of this Agreement and the terms hereof and/or any payment hereunder pursuant to federal, state or local laws, rules or regulations (“Company Disclosure Obligations”). Company acknowledges and agrees that Company is solely responsible for identifying and complying with such Company Disclosure Obligations.

7.	NON-INTERFERENCE WITH BUSINESS.

Consultant hereby agrees to take no action that is likely to be detrimental to the reputation or business of Company or any of its affiliates and/or subsidiaries, whether while performing the Services or otherwise.

8.	DEVELOPMENTS.

Consultant agrees that any and all Developments (as defined below) shall be the sole and exclusive property of Company. Consultant hereby irrevocably assigns to Company all of Consultant’s worldwide right, title and interest in and to any ideas, concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived, reduced to practice or developed by Consultant (whether alone or jointly with others) (i) in the course of performing the Services hereunder, and/or (ii) based on any information received by Consultant from Company (each, a “Development” and together, the “Developments”), in each case, whether before the Effective Date or during the Term of this Agreement. Each copyrightable work, to the extent permitted by law, will be considered a work made for hire and the authorship and copyright of the work shall be in Company’s name. Consultant agrees to hold all Developments confidential in accordance with Section 4 of this Agreement. Consultant shall promptly disclose to Company each Development. Consultant agrees that, upon Company’s request, it will provide Company (or anyone it designates) with all reasonable assistance and cooperation, and execute documents and take such further actions to confirm and enforce Company’s right, title and interest in and to the Developments, and to enable Company to maintain, perfect, and/or enforce Company’s rights in the Developments, including, without limitation, by assisting Company in recording, prosecuting, renewing and/or registering its right, title and interest in the Developments, including any and all intellectual property rights, all at Company’s cost and expense. If for any reason Consultant’s interest in a Development is subordinate to another party’s interest, or if Consultant’s interest in such Development has been released to another party pursuant to a contract or governmental regulation, Consultant agrees to notify Company and take whatever steps Company deems necessary to convert or transfer such third party’s interest in such Development to Consultant for subsequent transfer to Company under the terms of this Agreement. Furthermore, if for any reason Company is unable to obtain Consultant’s execution of any document necessary to prepare, file, and/or prosecute such applications, Consultant hereby appoints Company as Consultant’s attorney-in-fact exclusively for the purpose of executing any such documents as may be reasonably necessary to prepare, file, and/or prosecute such applications. Consultant retains no rights to use the Developments and agrees not to challenge the validity of Company’s ownership of the Developments. Company shall determine inventorship of any Development in accordance with applicable intellectual property law and shall not be obligated to list Consultant as an inventor on patent filings with respect to any Development.

9.	INDEMNIFICATION AND COOPERATION.

Neither party shall be liable for any loss or liability not caused by such party’s own negligence or willful act or omission, or such party’s failure to comply with its obligations hereunder, and each party hereto agrees to indemnify and hold harmless the other from and against any and all claims, expenses, losses, and obligations arising out of such party’s negligent acts or omissions. Each party shall fully cooperate with the other party and such other party’s duly authorized employees, agents, and attorneys in investigating, defending or prosecuting incidents involving potential claims or lawsuits arising out of or in connection with this Agreement. This Section 9 shall be without prejudice to the prosecution of any claims which a party may have against the other and shall not require cooperation in the event of such claims.

10.	DISCLOSURES TO COMPANY.

If, during the term of this Agreement, Consultant discloses any copyrightable works, inventions (whether or not patentable), discoveries, or ideas to Company which were conceived or written by Consultant prior to the Effective Date, or which are not based upon any information received from Company and/or developed as a result of performing the Services under this Agreement, Company will have no liability to Consultant (or any affiliate thereof) during or after the term of this Agreement because of Company’s use of such works, inventions, discoveries, or ideas, except liability for infringement of any valid registered copyright or patent (to the extent validly issued prior to such use. Consultant warrants that all disclosures and Developments made by Consultant to Company in the course of providing Services to Company shall be original to Consultant and shall not infringe any patent, copyright, trademark or trade secret of any third party, including without limitation any employer or other third party to whom Consultant provides services.

11.	PUBLICITY.

(a) No press releases, literature, advertising, publicity, or written statements in connection with the Services under this Agreement shall be made by Consultant without the prior, written consent of Company, except pursuant to Consultant Disclosure Obligations.

(b) With Consultant’s prior approval, Company may list Consultant’s name, likeness, credentials, academic and professional background, experience and identification of authored publications in its marketing, advertising or promotional materials that Company deems reasonably appropriate for the marketing, advertisement or promotion of the Services under this Agreement.

12.	TERMINATION.

(a) Either party may terminate this Agreement at any time by giving notice to the other party at least 30 days in advance of the termination date specified in such notice. Notwithstanding, the Company shall have the right, on written notice, to terminate this Agreement for Cause with immediate effect. “Cause” is defined as the result of any one of the following: (1) a breach of trust or fiduciary duties, including but not limited to theft, embezzlement, self-dealing, or breach of the confidentiality provisions contained in this Agreement; (2) any willful failure to perform or failure to perform competently any of the Services, or other breach of this Agreement which is not cured within thirty (30) days of receipt of written notice thereof (if curable); (3) an event in which Consultant has negligently caused harm to the Company’s business affairs or reputation; (4) any conduct (other than conduct in good faith) reasonably determined by the Company’s Board of Directors to be materially detrimental to the Company; or (5) conviction of a crime or felony involving moral turpitude.

13.	ASSIGNMENT; CHANGE IN CONTROL.

(a) This Agreement is personal to Consultant and Consultant shall therefore have no right or authority to assign this Agreement or any portion hereof or otherwise delegate performance under this Agreement without the prior, written consent of Company.

(b) Company may, without prior written notice to, and without the consent of, Consultant, assign this Agreement and any of its rights under this Agreement if such assignment is to: (1) an affiliate of Company, (2) a successor of Company, by consolidation, merger or operation of law, or (3) a purchaser of all or substantially all of Company’s assets. Consultant agrees that, if this Agreement is assigned to a third party, all terms and conditions of this Agreement shall be of the same force and effect as if said Agreement had been made between Consultant and such third party in the first instance. No assignment by Consultant of this Agreement, or any sums due under it, will be binding on Company without Company’s prior, written consent.

14.	NOTICES.

Except as otherwise noted herein, any notices permitted or required hereunder shall be deemed effective if made in writing and sent, postage prepaid, to the addresses below. Either party may change its notice address in this Section by providing the other party 30 days prior, written notice of the new notice information.

If to Company:	Spinal Stabilization Technologies, LLC
ATTN: Mark Novotny
11025 Dover Street, Suite 500
Westminster, Colorado 80021

If to Consultant:	Frank M. Phillips, MD
Midwest Orthopedics at Rush
1611 W. Harrison St.
Chicago, IL 60612
frank.phillips@rushortho.com

15.	GENERAL.

This Agreement constitutes the entire agreement between the parties. There are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, expressed or implied, between the parties other than as set forth herein. This Agreement may only be modified by an agreement in writing signed by both parties hereto. Each party agrees that, in the event of any dispute or claim relating to or arising out of the terms of this Agreement or its interpretation, all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator from the American Arbitration Association (“AAA”) in the state in which Consultant resides, pursuant to the then current commercial dispute rules, which rules can be accessed at www.adr.com. The arbitrator shall permit adequate discovery. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, the parties are both waiving the right to a jury trial with respect to any such disputes. The parties shall split the costs of the arbitrator, forum and filings fees equally. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs as may be awarded by the arbitrator. This arbitration section does not include claims that, by law, may not be subject to mandatory arbitration. In addition, this arbitration section does not prevent either party from seeking temporary injunctive relief, as permitted by applicable state law, through either AAA or an appropriate court of competent jurisdiction. This Agreement shall be construed according to the laws of the State of Texas. If any of the provisions of this Agreement are void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a continuing waiver or a waiver of any subsequent breach of either the same or any other provision of this Agreement. This Agreement is intended solely for the mutual benefit of the parties hereto and there is no intention, expressed or otherwise, to create any rights or interests for any other party or person other than the parties. Each of Company and Consultant agrees to comply with any and all applicable federal, state or local laws, rules and regulations in the performance of this Agreement. Each of Company and Consultant represents that it is not debarred, suspended, excluded or otherwise ineligible to participate in any federal or state healthcare program. Should Company or Consultant become debarred, suspended, excluded or otherwise ineligible to participate in any federal or state healthcare program, Company or Consultant, as the case may be, shall have the right to immediately terminate this Agreement. This Agreement may be executed and delivered in counterpart signature pages and delivered via electronic transmission (.pdf format included), and any such counterpart shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SPINAL STABILIZATION TECHNOLOGIES, LLC

BY	/s/ Mark Novotny
Mark Novotny
PRESIDENT
DATE: 8 Feb 2023

BY:	/s/ Frank M. Phillips
Frank M. Phillips, MD
Consultant:
DATE: 02/02/2023

EXHIBIT A-1

In consideration for the compensation to be paid by Spinal Stabilization Technologies, Ltd., (SST) referenced as “Company” to Consultant, Frank M. Phillips, MD pursuant to this Agreement, Consultant shall perform the following services (“Services”) pursuant to all duties and obligations set forth in this Agreement.

1.	Consultant shall provide formal input and commentary to Company regarding the design and specifications for the Company’s products, which are currently, PerQdisc® Nucleus Restoration Technology, and related instrumentation.

2.	Consultant shall perform and/or provide clinical observation/validation of the Company’s instrument sets associated with the Company’s products;

3.	Facilitate and lead Surgical Training, Cadaver Labs and Center of Excellence training to Spine Surgeons in US, EU, ROW as appropriate;

4.	Consultant shall provide on an individual case-by-case basis, as may be reasonably requested by Company, attend and/or participate in US/EU/OUS clinical validation on the Company’s systems;

5.	Attend Strategic Advisory Board meetings sponsored by SST (not to exceed 4 per year)

6.	When requested, assist and provide strategic guidance and direction to ensure the successful marketing and positioning of SST technology in the global marketplace;

7.	When requested, lead and present SST clinical data as Physician Consultant in public forum via podium, poster etc., while providing advance review and commentary release from SST.

8.	When requested, author, review and comment to peer-reviewed physician journal articles related to SST product technology;

9.	If requested, be available to provide Media access on behalf of SST technology in the capacity of Physician Consultant, in support of marketplace, technology, and instrument/implant performance, clinical and funding inquiries;

10.	When requested, travel to US, EU, ROW industry events as SST Physician Consultant;

11.	If requested, participate and lend direction as Consultant in responding to FDA inquires for IDE PMA;

12.	Consultant shall perform such other Services as may be reasonably requested from time-to-time by Company; and

13.	Consultant shall report the performance of these Services to Company in accordance with this Agreement.

ACTIVITY REPORT FOR SPINAL STABILIZATION TECHNOLOGIES, LTD

Frank M. Phillips, MD: _________________     From: ______ to _______     Year: 2023

DATE	HOURS	SERVICES FURNISHED

Frank M. Phillips, MD	DATE

APPROVED BY	DATE

INSTRUCTIONS FOR COMPLETION OF ACTIVITY REPORT

Activity reports must be completed contemporaneously with the performance of services and submitted to the Coordinator of Company on a quarterly basis according to the terms of the Agreement between Consultant and Company.

Each entry should record time for a separate date of service.

The description of services should be reasonably detailed. For example, the description should identify specific tasks performed and include whether anyone else was present.

The actual number of hours worked, when possible, should be recorded in quarter-hour increments, for example, 3 1/2 hours or 2 1/4 hours.

Consultant should sign and date the form, which will constitute his/her certification that the services were performed as stated.

Payment will not be made until the activity report for a particular quarter is submitted to the Company and approved by Company.